CUSIP No. 320734 10 6	13G	Page 6 of 6 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned, Paul T Canarick and Jean C. Canarick, hereby agree that, pursuant to 17 C.F.R. § 240.13d-1(k)(1) , this Schedule 13G relating to securities of The First of Long Island Corporation is filed on behalf of each of them.

Dated: February 17, 2009

/s/ Paul T. Canarick

By: Paul T. Canarick

/s/ Jean C. Canarick

By: Jean C. Canarick